Exhibit 99.1
K C Distance Learning, Inc.
Financial Statements
For the Fiscal Year Ended January 2, 2010
and Independent Auditors’ Report

KC Distance Learning, Inc.
Financial Statements

INDEPENDENT AUDITORS’ REPORT
To the Board of Directors of
KC Distance Learning, Inc.
Portland, Oregon
We have audited the accompanying balance sheet of KC Distance Learning, Inc. (the “Company” or “KCDL” ), a wholly owned subsidiary of Knowledge Universe Education, L.P. (“KUELP”) , as of January 2, 2010, and the related statements of operations, shareholder’s equity, and cash flows for the fiscal year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, such financial statements present fairly, in all material respects, the financial position of KC Distance Learning, Inc. as of January 2, 2010, and the results of its operations and its cash flows for the fiscal year then ended, in conformity with accounting principles generally accepted in the United States of America.
Portland, Oregon
September 24, 2010

KC Distance Learning, Inc.
Balance Sheet
as of January 2, 2010
(In thousands, except per share amount)

ASSETS
Current assets:
Cash	$54
Accounts receivable, net of allowance for doubtful accounts	9,685
Deferred income taxes	442
Prepaid expenses and other current assets	1,686

Total current assets	11,867
Property and equipment, net	11,848
Goodwill	5,637
Capitalized curriculum, net	1,577
Other intangible assets, net	1,601
Deferred income taxes	2,813
Other assets	151

Total assets	$35,494

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable	$18
Related party payables	16,196
Deferred revenue	3,181
Accrued property and other taxes	109
Accrued compensation and related expenses	145
Other accrued liabilities	283
Current portion of related party capital lease obligation	680

Total current liabilities	20,612
Long-term debt to related party	3,300
Related party capital lease obligation	922
Other long-term liabilities	66

Total liabilities	24,900

Shareholder’s equity:
Common stock, 10,000 shares authorized; $0.01 par value; 1,000 issued and outstanding	10
Additional paid-in capital	12,975
Accumulated deficit	(2,391)

Total shareholder’s equity	10,594

Total liabilities and shareholder’s equity	$35,494

See accompanying notes to the financial statements

KC Distance Learning, Inc.
Statement of Operations
For the Fiscal Year Ended January 2, 2010
(In thousands)

Revenue, net	$34,705
Cost of revenue	8,497

Gross margin	26,208

Operating expenses:
General and administrative	23,751
Depreciation	3,811
Amortization	515

Total operating expenses	28,077

Loss from operations	(1,869)
Interest expense, net	625

Loss before income taxes	(2,494)
Income tax benefit	(848)

Net loss	$(1,646)

See accompanying notes to the financial statements

KC Distance Learning, Inc.
Statement of Shareholder’s Equity
For the Fiscal Year Ended January 2, 2010
(In thousands)

	Common Stock		Additional		Total
	Number of		Paid-In	Accumulated	Shareholder's
	Shares	Amount	Capital	Deficit	Equity
Balance at January 3, 2009	1,000	$10	$12,975	$(745)	$12,240
Net loss	—	—	—	(1,646)	(1,646)

Balance at January 2, 2010	1,000	$10	$12,975	$(2,391)	$10,594

See accompanying notes to the financial statements

KC Distance Learning, Inc.
Statement of Cash Flows
For the Fiscal Year Ended January 2, 2010
(In thousands)

Operating activities:
Net loss	$(1,646)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation	3,811
Amortization	871
Change in deferred taxes	(1,212)
Changes in operating assets and liabilities:
Accounts receivable	(3,659)
Prepaid expenses and other current assets	258
Other assets	(52)
Accounts payable	16
Accrued expenses and other liabilities	(319)
Related party payables	5,246

Cash provided by operating activities	3,314

Investing activities:
Purchases of property and equipment	(3,681)

Cash used in investing activities	(3,681)

Net change in cash	(367)
Cash at the beginning of year	421

Cash at the end of year	$54

Supplemental cash flow information
Cash paid for related party interest	$394
Cash paid for income taxes	15
Cash refund from income taxes	(10)

Non-cash activities:
Assets acquired under capital leases	$1,602
Change in related party payable for capitalized curriculum	(1,495)
See accompanying notes to the financial statements

KC Distance Learning, Inc.
Notes to Financial Statements
1.	GENERAL

KC Distance Learning Inc (“KCDL”) is a wholly-owned subsidiary of Knowledge Universe Education, L.P. (“KUELP”). KCDL is a provider of distance learning programs for middle school and high school students including core, foreign language, honors and advanced placement courses.

KCDL provides accredited online education directly to families through The Keystone School, an online school for middle school and high school students. KCDL provides solutions directly to schools through Aventa Learning, including credit recovery, individual courses designed to augment existing school curriculum and complete virtual school solutions. KCDL also offers iQ Academies, statewide online schools operated in partnership with public school districts or charter school management organizations to serve the education needs of grade, middle and high school students. iQ Academies are public schools that are tuition-free for in-state residents.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation — KCDL’s fiscal year ends on the Saturday closest to December 31 and is comprised of 52 weeks. Accordingly, fiscal year 2009 ended on January 2, 2010. For purposes of these footnotes, the 52 weeks ended January 2, 2010 are referred to as the “fiscal year” or the “year ended.”

Use of Estimates — KCDL’s financial statements are presented in conformity with accounting principles generally accepted in the United States of America. The preparation thereof requires management to make estimates and judgments that affect the reported amounts of assets and liabilities and the disclosure of contingencies at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Estimates have been prepared based on the most current and best available information and actual results could differ from those estimates. The most significant estimates underlying the financial statements include the period over which revenue is recognized, the allowance for doubtful accounts, the valuation and any resulting impairments of long-lived assets, other intangible assets and goodwill and the need for valuation allowances against deferred tax assets.

Revenue Recognition — Revenues are principally earned from tuition paid for enrollment in courses and contractual agreements to provide on-line curriculum to schools, school districts or individuals. KCDL generates revenues under contracts that may include multiple elements. These elements include providing access to on-line courses or curriculum licenses for courses, offline supplemental learning materials, the use of a personal computer and technology support services. KCDL has determined that the elements of its contracts are valuable to schools, school districts or individuals in combination, but do not have standalone value. In addition, KCDL has determined that it does not have the objective and reliable evidence of fair value for each element of its contracts. As a result, the elements within its multiple-element contracts do not qualify for treatment as separate units of accounting. Accordingly, KCDL accounts for revenues received under multiple element arrangements as a single unit of accounting.

The recognition of revenues meets the following criteria: the existence of an arrangement through an agreement, the rendering of services, a specific tuition rate and/or fees and reasonably assured collection. Tuition, fees and other income are recognized as the related services are provided.

Payments for these types of services may be received in advance of services being rendered, in which case the revenue is deferred and recognized over the appropriate service period.

Cash — Cash consists of cash deposited with financial institutions.

Concentration of Credit Risk — Financial instruments that subject KCDL to credit risk consist primarily of cash and trade receivables. Cash accounts are placed with high credit quality financial institutions. Concentration of credit risk with respect to trade receivables is generally diversified due to the large customer base. KCDL performs ongoing credit evaluations of its customers and maintains an allowance for doubtful accounts. One customer represented 19% of gross accounts receivable as of January 2, 2010.

Accounts Receivable — Accounts receivable are comprised primarily of amounts due from students and schools for tuition and related services, presented at estimated net realizable value. KCDL uses estimates in determining the ability to collect accounts receivable and must rely on its evaluation of historical experience, specific customer issues and current economic trends to arrive at appropriate reserves. Material differences may result in the amount and timing of bad debt expense if actual experience differs significantly from the estimates.

Property and Equipment — Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed on a straight-line basis over the useful lives of the assets or, in the case of leasehold improvements, the lesser of the term of the related lease or the useful lives of the improvements. A summary of estimated useful lives follows:

Furniture, fixtures and equipment	5 to 10 years
Building and leasehold improvements	2 to 10 years
Computer hardware and software	3 to 5 years
Maintenance, repairs and minor refurbishments are expensed as incurred.

Capitalized Software — KCDL develops software for internal use. Software development costs incurred during the application development state are capitalized. KCDL amortizes these costs over the estimated useful life of the software that is generally three to five years. Software development costs are recorded on KCDL’s balance sheet as property and equipment.

Goodwill — Goodwill represents the excess of the cost over the fair value of the identifiable net assets of businesses acquired. KCDL tests its goodwill for impairment at the end of each fiscal year, or more frequently, if circumstances indicate reporting unit carrying values exceed their fair values. Fair value is estimated by projecting future discounted cash flows from the reporting unit in addition to other quantitative and qualitative analyses. If the carrying amount of goodwill exceeds the implied estimated fair value, an impairment charge to current operations is recorded to reduce the carrying value to the implied estimated fair value. There was no impairment of goodwill in fiscal year 2009.

Capitalized Curriculum — In conjunction with a related party, KU Online Services, Inc. (“KUOS”), a subsidiary of KUELP, KCDL develops curriculum that is primarily provided as web content and accessed via the Internet, textbooks and other offline materials. KCDL capitalizes curriculum when it is purchased under perpetual license agreements from KUOS and is available for general release to KCDL’s customers. Curriculum is amortized over its estimated useful life, which is generally five years. The capitalized curriculum asset was $1.9 million and accumulated amortization was $0.3 million as of January 2, 2010. Amortization expense related to capitalized curriculum assets reflected in cost of revenue was $0.2 million for the fiscal year ended January 2, 2010.

Other Intangible Assets — Other intangible assets consist of customer lists, acquired proprietary curricula, trade names and trademarks. Other intangible assets subject to amortization are amortized on a straight-line basis over their estimated useful lives. KCDL reviews and evaluates the remaining useful lives of such assets if events or changes in circumstances require impairment testing and/or a revision to the remaining period of amortization. Any such impairment analysis is based on a comparison of the carrying values to fair values based upon expected future cash flows. Other intangible assets with indefinite useful lives are tested for impairment on an annual basis, or more frequently, if circumstances indicate the carrying values exceed their fair values. If the carrying amount exceeds the implied estimated fair value, an impairment charge to current operations is recorded to reduce the carrying value to the implied estimated fair value. There was no impairment of other intangible assets in fiscal year 2009.

Long-Lived Assets — KCDL reviews and evaluates its long-lived assets, other than goodwill and other intangible assets, for impairment when events or changes in circumstances indicate that the carrying value of assets may not be recoverable through future undiscounted cash flows. Any impairment is measured as the amount by which the carrying values of such assets exceeds fair value. There was no impairment of long-lived assets in fiscal year 2009.

Income Taxes — KCDL accounts for income taxes under the asset and liability method. Under this method, deferred tax liabilities and assets are recognized for the expected future consequences of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is established to reduce the amount of that deferred tax asset to the amount, more likely than not, to be recognized. Uncertain tax positions and the related interest are recognized in other liabilities and income tax expense.

Fair Value Measurements — Fair value guidance defines fair value as the exchange price that would be received to sell an asset or paid to transfer a liability, in the principal or most advantageous market for the asset or liability, in an orderly transaction between market participants on the measurement date. Fair value guidance also establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The three levels are described as follows:
•	Level 1: Inputs based on quoted market prices for identical assets or liabilities in active markets at the measurement date.

•	Level 2: Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active or other inputs that are observable or can be corroborated by observable market data.

•	Level 3: Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. The inputs are unobservable in the market and significant to the instruments’ valuation.
The carrying values reflected on KCDL’s balance sheet for cash, receivables, accounts payable and related party balances approximate fair values. It is not practicable to estimate fair value of KCDL’s long-term debt due to its related party nature.

Advertising Costs — Advertising costs are expensed as incurred. Total advertising expense, recognized in general and administrative expense, was $5.3 million for the fiscal year ended January 2, 2010.

Recent Accounting Pronouncements — In February 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) No. FAS 157-2, codified under Accounting Standards Codification (“ASC”) 820-10, Fair Value Measurements and Disclosures, which partially delayed the effective date of ASC 820-10 for non-financial assets or liabilities that are not required or permitted to be measured at fair value on a recurring basis. The adoption of this guidance in fiscal year 2009 did not have a material impact on KCDL’s financial position, results of operations or cash flows.

In October 2009, the FASB issued ASU 2009-13, Multiple-Deliverable Arrangements, a consensus of the FASB Emerging Issues Task Force (ASC Topic 605) that addresses how to separate deliverables and how to measure and allocate arrangement consideration. This guidance requires vendors to develop the best estimate of selling price for each deliverable and to allocate arrangement consideration using this selling price. The guidance is effective prospectively for revenue arrangements entered into or materially modified in annual periods beginning after June 15, 2010. KCDL is currently evaluating the requirements of ASU 2009-13 and has not yet determined the impact on its fiscal year 2011 financial statements.

3.	ACCOUNTS RECEIVABLE, NET

Accounts receivable, net, as of January 2, 2010, included the following (in thousands):

Tuition	$7,726
Licensing and other	2,878

Total accounts receivable	10,604
Allowance for doubtful accounts	(919)

Accounts receivable, net	$9,685

4.	PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets, as of January 2, 2010, included the following (in thousands):

Inventory	$713
Deferred costs	433
Prepaid computer maintenance	222
Prepaid income taxes	149
Prepaid insurance	114
Other	55

Total prepaid expenses and other current assets	$1,686

5.	PROPERTY AND EQUIPMENT, NET

Property and equipment, net, as of January 2, 2010, included the following (in thousands):

Computer software	$7,581
Equipment	5,824
Computer hardware	4,081
Buildings and leasehold improvements	294
Furniture and fixtures	124

Total property and equipment	17,904
Accumulated depreciation	(6,056)

Property and equipment, net	$11,848

Depreciation expense of $3.8 million was recorded for the fiscal year ended January 2, 2010. Amortization expense related to capital lease assets reflected in cost of revenue was $0.2 million for the fiscal year ended January 2, 2010.

6.	GOODWILL AND OTHER INTANGIBLE ASSETS, NET

The carrying amount of goodwill was $5.6 million as of January 2, 2010, and there were no changes during the fiscal year ended January 2, 2010.

The gross carrying amount and accumulated amortization of other intangible assets, as of January 2, 2010, was as follows (in thousands):

	Amortization
	Period
Amortizable intangible assets:
Customer lists	2 to 7 years	$3,795
Acquired proprietary curricula	5 years	2,010
Covenants not-to-compete	3 to 8 years	50

Gross carrying amount		5,855
Accumulated amortization		(5,054)

Net intangible assets subject to amortization		801
Intangible assets not subject to amortization:
Trade names and trademarks		800

Total intangible assets, net		$1,601

Amortization expense for other intangible assets was $0.5 million for the fiscal year ended January 2, 2010. The amortization expense will change in future periods as intangible assets are acquired, existing intangibles are disposed of, estimated useful lives change or impairments are recognized.

7.	LONG-TERM DEBT

KCDL has a $3.3 million unsecured Promissory Note (the “Note”) with KUELP, dated March 3, 2008. The Note bears interest at an annual rate of 12%, payable on March 3 of each year. The Note is due and payable in full on March 2, 2011.

8.	SHAREHOLDER’S EQUITY

KCDL has authorized ten million shares of Common Stock, of which one million shares are issued and outstanding. All outstanding shares of common stock are held by KUELP as of January 2, 2010.

9.	INCOME TAXES

The provision for income taxes from operations, for the fiscal year ended January 2, 2010, is comprised of the following (in thousands):

Current:
Federal	$43
State	9

Total current	52

Deferred:
Federal	(887)
State	(13)

Total deferred	(900)

Total income tax benefit	$(848)

The reconciliation between KCDL’s effective tax rate and the federal statutory rate, for the fiscal year ended January 2, 2010, is as follows (in thousands):

Income tax provision at federal statutory rate	$(873)
State and local income taxes	(99)
Nondeductible expenses	21
Provisions for tax uncertainties	11
Adjustments to prior year estimates and other	92

Income tax provision	$(848)

Deferred tax assets and liabilities, as of January 2, 2010, consist of the following (in thousands):

Deferred tax assets:
Goodwill and intangibles	$1,805
Net operating loss carryforwards	1,731
Allowance for bad debt	417
Other	214

Total deferred tax assets	4,167

Deferred tax liabilities:
Property, equipment and curriculum	(912)

Total deferred tax liabilities	(912)

Net deferred tax assets	$3,255

No valuation allowance has been recorded on KCDL’s deferred tax asset for net operating losses as of January 2, 2010 because KCDL believes it is more likely than not that such losses will be utilized. As of January 2, 2010, KCDL had $4.4 million of federal net operating loss carryforwards and $4.3 million of state net operating loss carryforwards for tax purposes. The state and federal net operating loss carryforwards expire commencing in 2014 and 2028, respectively.

KCDL’s liability resulting from unrecognized tax benefits and related interest aggregated to less than $0.1 million as of January 2, 2010.

10.	LEASE OBLIGATIONS

KCDL leases certain office facilities under operating leases. Many of these operating leases contain renewal options and escalation clauses. For scheduled rent escalation clauses during the lease terms, KCDL records minimum rental expenses on a straight-line basis over the terms of the leases on the income statement. The following represents future minimum fixed payments under operating and capital leases, not including unexercised renewal options, real estate taxes, insurance and maintenance costs (in thousands):

	Related Party	Operating	Total
	Capital Leases	Leases	Leases
2010	$779	$367	$1,146
2011	584	309	893
2012	389	317	706
2013	—	327	327
2014	—	336	336
Thereafter	—	38	38

Total minimum payments	1,752	$1,694	$3,446

Less amounts representing interest	(150)

Present value of minimum related party capital lease obligations	1,602
Less current portion of related party capital lease obligation	(680)

Long-term related party capital lease obligation	$922

In most cases, KCDL expects that substantially all of the leases will be renewed or replaced by other leases as part of the normal course of business. Rent expense included in general and administrative expense on the statement of operations was $0.3 million for the fiscal year ended January 2, 2010.

11.	EMPLOYEE BENEFIT PLANS

401(k) Plan — Certain employees are eligible to enroll in the Knowledge Learning Corporation (“KLC”) Savings and Investment Plan (the “401(k) Plan”) on January 1st, April 1st, July 1st or October 1st following their date of hire and can contribute between 1% and 100% of pay up to the IRS maximum allowable. KCDL will match participants one dollar for each dollar contributed on the first 3% of compensation and 50 cents for each dollar contributed on the next 2% up to a maximum of 5% of compensation.

Non-Qualified Deferred Compensation Plan —Highly compensated employees who are excluded from participating in the 401(k) Plan have the ability to participate in the Knowledge Learning Corporation Non-Qualified Deferred Compensation Plan. This plan allows employees to defer between 1% and 100% of base and bonus compensation. KCDL will also match 40 cents for each dollar contributed up to a maximum of 5% of compensation.

Employer matching contribution expense for the 401(k) Plan and the Deferred Compensation Plan totaled $0.1 million in fiscal year 2009.

12.	RELATED PARTY TRANSACTIONS

The following describes the transactions of KCDL with its related parties.

Long-Term Debt — KCDL has a $3.3 million unsecured Note with KUE due March 2, 2011.

Services Agreements — KCDL entered into a Shared Service Agreement with KLC, effective as of April 28, 2007, pursuant to which KLC will provide a variety of accounting, treasury and other administrative services to KCDL.

KCDL performs various services for KUOS under a Master Services Agreement (“the Agreement”) effective as of January 1, 2009. The Agreement is effective for a period of one year and, unless otherwise terminated, shall be automatically treated as renewed for successive periods of one year each thereafter. For these services, KUOS agrees to pay KCDL cost plus 5% related to operating expenses.

KCDL entered into a License Agreement with KUOS, effective as of January 1, 2009, that provides for KCDL to license certain proprietary curriculum. The term of the agreement is perpetual, unless terminated in accordance with the License Agreement. Under the Licensing Agreement, KCDL agreed to pay a licensing fee for the development cost for specific projects plus 5% of the development cost.

Equipment Lease — KCDL entered into an Equipment Lease (“the Lease”) with KUOS, effective as of January 1, 2009, for laptops. The Lease is effective for the rental term of three years and rent payments are payable in equal monthly installments in advance.

Information Technology — KCDL contracted for information technology (“IT”) services with Knowledge Universe Holdings Coöperatief U.A. (“KUHC”), a subsidiary of KUELP, effective July 28, 2008. This contract was subsequently assigned by KUHC to an affiliate, Knowledge Universe Pte. Ltd. (“KUPL”).

Other Payables to Affiliates — KCDL owes Knowledge Schools, Inc. (“KSI”) for various expenses paid on KCDL’s behalf.

Other — KCDL contracted with KUE Digital, an affiliate of KUE, to develop certain curriculum platforms for KCDL. KCDL capitalized the software, which is recorded in property and equipment.

The tables below detail KCDL’s balances and transactions with related parties (in thousands):

As of
January 2, 2010
Net amounts due to related parties:
KLC	$12,067
KUELP	3,634
KSI	2,090
KUOS	1,663
KUPL	42

$19,496

Capital leases with KUOS	$1,602

For the Fiscal
Years Ended
January 2, 2010
Purchases included in property and equipment:
KUOS	$1,912
KUE Digital	618
KUPL	339

$2,869

Purchases included in curriculum
KUOS	$1,495

Revenue from related party:
KUOS development revenue	$1,494

Expenses to related parties:
KLC administrative services	$935
KUE interest expense	395
KUPL IT service expense	384
KLC interest expense	204
KUOS interest expense	24
KUE Digital professional expense	15
KSI interest expense	3

$1,960

13.	COMMITMENTS AND CONTINGENCIES

KCDL is subject to claims and litigation arising in the ordinary course of business. KCDL believes that none of the claims or litigation of which it is aware will materially affect its financial statements, although assurance cannot be given with respect to the ultimate outcome of any such actions.

14.	SUBSEQUENT EVENTS

On March 29, 2010, all of the outstanding shares of KCDL’s common stock were contributed from KUELP to KCDL Holdings LLC, a wholly-owned subsidiary of KUELP.

On July 26, 2010, K12 Inc., the nation’s largest provider of proprietary curriculum and online school programs for students in kindergarten through high school, announced the acquisition of KCDL. KCDL had no other subsequent events to report as evaluated through September 24, 2010, the date the financial statements were available to be issued.